As filed with the Securities and Exchange Commission on June 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rocky Brands, Inc.

(Exact name of registrant as specified in its charter)

Ohio	31-1364046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39 East Canal Street Nelsonville, Ohio	45764
(Address of Principal Executive Offices)	(Zip Code)

Rocky Brands, Inc.

2024 Omnibus Incentive Plan

(Full title of the plan)

Jason S. Brooks

Chairman, President and Chief Executive Officer

Rocky Brands, Inc.

39 East Canal Street

Nelsonville, Ohio 45764

(Name and address of agent for service)

(740) 753-1951

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Jeremy D. Siegfried, Esq.

Megan E. West, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Rocky Brands, Inc. 2024 Omnibus Incentive Plan (the “Plan”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by Rocky Brands, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 15, 2024.

2.         The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 9, 2024.

3.         The Company’s Current Reports on Form 8-K filed on June 7, 2024, April 30, 2024, and January 12, 2024.

4.         The description of our common shares, which is contained in our registration statement on Form 8-A filed with the Commission on December 22, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13 of the Ohio General Corporation Law provides that directors and officers of Ohio corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 1701.13 provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article Ten of our articles of incorporation permits us to indemnify directors and officers against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law, as the same may be in effect from time to time. Pursuant to Article Ten, we also have the right to (i) indemnify employees, agents and others as permitted by Ohio law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to us as contemplated by our articles of incorporation, and (iii) enter into agreements with these directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities (or lesser indemnification as may be provided in these agreements) asserted against them or incurred by them arising out of their service to our company as contemplated by our articles of incorporation.

We have also entered into indemnification agreements with each of our directors and executive officers, including the directors who are also our employees, to confirm and expand our obligation to indemnify these persons. These indemnification agreements (i) confirm the indemnity provided to them by our articles of incorporation and give them assurances that this indemnity will continue to be provided despite future changes in our articles of incorporation, and (ii) provide that, in addition, the directors and officers shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of our company, on account of their service as a director or officer of our company or as a director or officer of any subsidiary of our company or as a director or officer of any other company or enterprise when they are serving in these capacities at our request.

No indemnity will be provided under the indemnification contracts to any director or officer on account of conduct that is adjudged to have been undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests. In addition, the indemnification contracts provide that no indemnification will be permitted if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of our securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or on account of any remuneration paid to a director or officer that is adjudicated to have been paid in violation of law. Except as so limited, indemnification of directors and officers will be permitted under the indemnification contracts to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1

Articles Fourth, Fifth, Sixth, Seventh, Eighth, Eleventh, Twelfth, and Thirteenth of the Company’s Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007).

4.2

Amendment to Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

4.3(P)	Articles I and II of the Company’s Amended and Restated Code of Regulations (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (file number 33-56118)).

4.4(P)	Form of Stock Certificate for the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (file number 33-56118)).

4.5	Rocky Brands, Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A, filed on April 29, 2024).

5*	Opinion of Porter Wright Morris & Arthur LLP.

23.1*	Consent of Porter Wright Morris & Arthur LLP (included in Exhibit 5).

23.2*	Consent of Schneider Downs & Co., Inc.

24*	Power of Attorney.

107*	Filing Fee Table.

* Filed herewith.

(P) Paper Filing.

Item 9.	Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nelsonville, State of Ohio, on June 26, 2024.

ROCKY BRANDS, INC.

By:	/s/ Jason S. Brooks
Jason S. Brooks, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason S. Brooks	Chairman, Chief Executive	June 26, 2024
Jason S. Brooks	Officer and President
(Principal Executive Officer)

/s/ Thomas D. Robertson	Chief Operating Officer, Chief Financial Officer and	June 26, 2024
Thomas D. Robertson	Treasurer (Principal Financial and Accounting Officer)

* Curtis A. Loveland	Assistant Secretary and Director	June 26, 2024
Curtis A. Loveland

* Michael L. Finn	Director	June 26, 2024
Michael L. Finn

* Robyn R. Hahn	Director	June 26, 2024
Robyn R. Hahn

* G. Courtney Haning	Director	June 26, 2024
G. Courtney Haning

* William L. Jordan	Director	June 26, 2024
William L. Jordan

* Robert B. Moore, Jr.	Director	June 26, 2024
Robert B. Moore, Jr.

* Dwight E. Smith	Director	June 26, 2024
Dwight E. Smith

* Tracie A. Winbigler	Director	June 26, 2024
Tracie A. Winbigler

*By:	/s/ Jason S. Brooks
Jason S. Brooks, attorney‑in‑fact
for each of the persons indicated